Exhibit 4.2

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY NOT BE PLEDGED, HYPOTHECATED, LENT OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT, APPLICABLE STATE SECURITIES LAWS, THE TRANSFER RESTRICTIONS SET FORTH HEREIN AND THE APPLICABLE PROVISIONS OF THE SECURITIES PURCHASE AGREEMENT.

Wellgistics Health, INC.

WARRANT TO PURCHASE COMMON STOCK

Date of Issuance: May 27, 2026 (“Issuance Date”)

Wellgistics Health, Inc., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [_____], the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon exercise of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the Issuance Date, but not after 11:59 p.m., New York time, on the Expiration Date (as defined below), May 27, 2031 (subject to adjustment as provided herein) fully paid and non-assessable shares of Common Stock (as defined below) (the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 16. This Warrant is one of the Warrants to purchase Common Stock (the “SPA Warrants”) issued to Holder pursuant to that certain Securities Purchase Agreement dated May 27, 2026 by and among the Company, the Holder and the other investors thereto (the “Securities Purchase Agreement”). Capitalized terms used and not otherwise defined herein that are defined in the Securities Purchase Agreement shall have the meanings given such terms in the Securities Purchase Agreement.

1. EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(g)), this Warrant may be exercised by the Holder on any day on or after the Issuance Date in whole or in part, by delivery (whether via facsimile or otherwise) of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant. Within one (1) Trading Day following an exercise of this Warrant as aforesaid, the Holder shall deliver payment to the Company of an amount equal to the Exercise Price in effect on the date of such exercise multiplied by the number of Warrant Shares as to which this Warrant was so exercised (in respect of such specific exercise, the “Aggregate Exercise Price”) in cash or via wire transfer of immediately available funds if the Holder did not notify the Company in such Exercise Notice that such exercise was made pursuant to a Cashless Exercise (as defined in Section 1(e)). If the Company has delivered a notice pursuant to Section 1(m) and the Holder elects to exercise this Warrant for cash during the period specified in such notice, then the Aggregate Exercise Price for the Warrant Shares subject to such cash exercise shall be calculated using the applicable Reduced Cash Exercise Price; provided that the Holder may not elect a Cashless Exercise with respect to any Warrant Shares exercised at the Reduced Cash Exercise Price. The Holder shall not be required to deliver the original of this Warrant in order to effect an exercise hereunder. Execution and delivery of an Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original of this Warrant certificate and issuance of a new Warrant certificate evidencing the right to purchase the remaining number of Warrant Shares. Execution and delivery of an Exercise Notice for all of the then-remaining Warrant Shares shall have the same effect as cancellation of the original of this Warrant certificate after delivery of the Warrant Shares in accordance with the terms hereof. On or before the first (1st) Trading Day following the date on which the Company has received an Exercise Notice, the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of such Exercise Notice, in the form attached hereto as Exhibit B, to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the first (1st) Trading Day following the date on which the Company has received such Exercise Notice (the “Required Delivery Date”), the Company shall, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with The Depository Trust Company (“DTC”) through its Deposit/Withdrawal at Custodian system. Upon delivery of an Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant is greater than the number of Warrant Shares being acquired upon an exercise, then, at the request of the Holder and upon surrender hereof by the Holder at the principal office of the Company, the Company shall as soon as practicable and in no event later than three (3) Business Days after any exercise and at its own expense, issue and deliver to the Holder (or its designee) a new Warrant (in accordance with Section 7(d)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number. The Company shall pay any and all taxes and fees which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant.

(b) Warrant Coverage; Maximum Warrant Shares. For purposes of this Warrant, the “Face Value” means the initial principal amount of the Note purchased by the Holder pursuant to the Securities Purchase Agreement. This Warrant provides for 150% warrant coverage on the Face Value, such that the maximum number of Warrant Shares purchasable hereunder at any time shall be equal to (i) 150% of the Face Value, divided by (ii) the official closing price of the Common Stock on the Issuance Date as reported by Nasdaq, in each case without regard to any limitations on conversion set forth in the Note. For the avoidance of doubt, the number of Warrant Shares purchasable hereunder shall not increase as a result of any future adjustment, reset, default provision, anti-dilution provision or other change to the Conversion Price or number of shares issuable under the Note after the Issuance Date, except for adjustments expressly provided in Section 2(a) of this Warrant for stock splits, stock dividends, combinations, recapitalizations and similar events affecting the Common Stock. Any fractional Warrant Shares resulting from the foregoing calculation shall be rounded up to the nearest whole share. For the avoidance of doubt, the Company acknowledges that under certain circumstances each Warrant may be exercisable for more than one share of common stock.

(c) Exercise Price. For purposes of this Warrant, “Exercise Price” means $7.50, subject to adjustment as provided herein.

(d) Company’s Failure to Timely Deliver Securities. If the Company fails to issue and credit the balance account of Holder or Holder’s nominee with DTC for such number of Warrant Shares for which this Warrant is exercised by the Holder, then, in addition to all other remedies available to Holder, at the sole discretion of Holder, the Company shall:

(i) pay in cash to Holder on each Trading Day after the Required Delivery Date that the issuance and credit of such Warrant Shares is not timely effected an amount equal to 5% of the product of (A) the number of shares of Common Stock not so credited to Holder or Holder’s nominee multiplied by (B) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the Required Delivery Date; or

(ii) if on or after the Required Delivery Date, Holder (or any other Person in respect, or on behalf, of Holder) purchases (in an open market transaction or otherwise) Common Stock (“Replacement Shares”) to deliver in satisfaction of a sale by Holder of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock, that Holder so anticipated receiving from the Company without any restrictive legend, then, within five (5) Trading Days after Holder’s request and in Holder’s sole discretion, either (A) pay cash to Holder in an amount equal to Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the Replacement Shares (the “Buy-In Price”), at which point the Company’s obligation to so credit Holder’s balance account shall terminate and such shares shall be cancelled, or (B) promptly honor its obligation to so credit Holder’s DTC account representing such number of shares of Common Stock that would have been so delivered if the Company timely complied with its obligations hereunder and pay cash to Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (1) such number of shares of Common Stock that the Company was required to deliver to Holder by the Required Delivery Date multiplied by (2) the lowest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date Holder purchased Replacement Shares and ending on the date of such delivery and payment under this clause (ii).

To the extent permitted by law, the Company’s obligations to issue and deliver the Common Stock upon exercise of the Warrant in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance that might otherwise limit such obligation of the Company to the Holder in connection with the issuance of the Common Stock. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver the Common Stock issuable upon exercise of this Warrant as required pursuant to the terms hereof. Notwithstanding anything to the contrary in this Section 1(d), the Company shall not be required to issue or deliver any Warrant Shares to the extent such issuance or delivery would violate the Maximum Percentage, the Exchange Cap, the Required Stockholder Approval provisions, the rules and regulations of the applicable Trading Market, the Securities Act or applicable state securities laws.

(e) Cashless Exercise. Notwithstanding anything contained herein to the contrary (other than Section 1(g) below) at any time the Holder may in its sole discretion (and without limiting the Holder’s rights and remedies contained herein or in any of the other Transaction Documents (as defined in the Securities Purchase Agreement)), exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x B) / C

For purposes of the foregoing formulas:

A=	The total number of shares with respect to which this Warrant is then being exercised.

B=	The Black Scholes Value (as defined in Section 16 herein).

C=	The lower of the two Closing Bid Prices of the Common Stock in the two Trading Days prior the time of such exercise (as such Closing Bid Price is defined in Section 16 herein).

Notwithstanding anything herein to the contrary, the Company shall not issue to the Holder any Warrant Shares to the extent such shares, after giving effect to such issuance after exercise, and when added to the number of shares of Common Stock issued and issuable upon (i) exercise of any other warrants issued pursuant to the Securities Purchase Agreement or (ii) conversion of any Note, in each case if and to the extent required by the applicable rules of the Eligible Market on which the Common Stock is then traded, would exceed 19.99% of the total number of shares of Common Stock outstanding as of the date hereof, unless and until the Company obtains approval of its stockholders. In such event, the Company shall, as promptly as practicable, use best efforts to obtain the approval of the Company’s stockholders to issue Warrant Shares in excess of such amount in accordance with the requirements of the applicable Eligible Market. Notwithstanding anything to the contrary herein, the Holder may not elect a Cashless Exercise with respect to any Warrant Shares for which the Company has made available, and the Holder elects to use, a Reduced Cash Exercise Price pursuant to Section 1(m). For purposes of calculating the Net Number in any Cashless Exercise, “Exercise Price” and “Black Scholes Value” shall be determined without giving effect to any Reduced Cash Exercise Price.

(f) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the number of Warrant Shares to be issued pursuant to the terms hereof (including, without limitation, the Net Number), the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed, provided that following such issuance to Holder such dispute shall be resolved in accordance with Section 13.

(g) Limitations on Exercises and Exchanges. Notwithstanding anything to the contrary contained in this Warrant, this Warrant shall not be exercisable or exchangeable by the Holder hereof to the extent (but only to the extent) that the Holder or any of its affiliates would beneficially own in excess of 4.99% (or, upon election by a Holder prior to the issuance of any Warrants, 9.99%) of the number of shares of Common Stock outstanding after giving effect to the issuance of Common Stock issuable upon exercise of the Warrants calculated in accordance with Section 13(d) of the Exchange Act (the “Maximum Percentage”). The Holder, upon written notice to the Company, may increase or decrease the Maximum Percentage provisions of this Section 1(g), provided that the Maximum Percentage in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 1(g) shall continue to apply. Any increase in the Maximum Percentage will not be effective until the 61st day after such notice is delivered to the Company. To the extent the above limitation applies, the determination of whether this Warrant shall be exercisable or exchangeable (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder or any of its affiliates) and of which such securities shall be exercisable or exchangeable (as among all such securities owned by the Holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability to exercise or exchange this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability or exchangeability. For the purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the 1934 Act (as defined in the Securities Purchase Agreement) and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to a successor Holder of this Warrant. The holders of Common Stock shall be third party beneficiaries of this paragraph and the Company may not waive this paragraph without the consent of holders of a majority of its Common Stock. For any reason at any time, upon the written or oral request of the Holder, the Company shall within two (2) Business Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise or exchange of convertible or exercisable or exchangeable securities into shares of Common Stock, including, without limitation, pursuant to this Warrant or securities issued pursuant to the Securities Purchase Agreement.

(h) Reservation of Shares; Insufficient Authorized Shares. Company shall initially reserve out of its authorized and unissued shares of Common Stock a number of shares of Common Stock equal to 250% of the maximum number of Warrant Shares issuable to satisfy the Company’s obligations to issue shares of Common Stock hereunder, and the Company shall at all times keep reserved for issuance under this Warrant a number of shares of Common Stock equal to 250% of the maximum number of Warrant Shares issuable to satisfy the Company’s obligation to issue shares of Common Stock hereunder.

(i) Activity Restrictions. For so long as Holder holds this Warrant or any Warrant Shares, Holder will not: (i) engage or participate in any actions, plans or proposals which relate to or would result in (a) acquiring additional securities of the Company, alone or together with any other Person, which would result in beneficially owning or controlling, or being deemed to beneficially own or control, more than 9.99% of the total outstanding shares of Common Stock or other voting securities of the Company, (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Company, (c) a sale or transfer of a material amount of assets of the Company, (d) any change in the present board of directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board, (e) any material change in the present capitalization or dividend policy of the Company, (f) any other material change in the Company’s business or corporate structure, including but not limited to, if the Company is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote is required by Section 13 of the Investment Company Act of 1940, (g) changes in the Company’s charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any Person, (h) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (i) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Act, or (j) any action, intention, plan or arrangement similar to any of those enumerated above, or (ii) request the Company or its directors, officers, employees, agents or representatives to amend or waive any provision of this Section 1(i); provided, however, that notwithstanding anything to the contrary contain in clauses (i) and (ii) above, Holder may vote any shares of Common Stock owned or controlled by it, solicit any proxies, or seek to advise or influence any Person with respect to any voting securities of the Company. Holder may only exercise this Warrant for a cash exercise price if the trading price at the time of exercise is greater than the then applicable Exercise Price.

(j) Mandatory Exercise.

(i) If, at any time after the Effectiveness Date, (A) the VWAP of the Common Stock equals or exceeds 150% of the then-applicable Exercise Price for at least ten (10) consecutive Trading Days; (B) the average daily dollar trading volume of the Common Stock for such ten (10) Trading Day period equals or exceeds $5,000,000, where the dollar trading volume for any Trading Day is calculated by multiplying (x) the aggregate number of shares of Common Stock traded on such Trading Day by (y) the VWAP of the Common Stock on such Trading Day; and (C) the Equity Conditions are satisfied on each such Trading Day and through and including the Mandatory Exercise Date, the Company may from time to time, deliver written notice to the Holder requiring the Holder to exercise all or the applicable portion of this Warrant specified in such notice; provided that no such mandatory exercise shall require the Holder to exercise this Warrant to an extent that would result in the Holder (together with its Affiliates) beneficially owning in excess of the Maximum Percentage (each, a “Mandatory Exercise Notice”).

(ii) Each Mandatory Exercise Notice shall specify the portion of this Warrant to be exercised and the Mandatory Exercise Date, which date shall be no earlier than the fifth (5th) Trading Day and no later than the tenth (10th) Trading Day following delivery of such notice. Unless a Cashless Exercise is elected, the Holder shall deliver an Exercise Notice and pay the applicable Aggregate Exercise Price on or prior to the Mandatory Exercise Date.

(iii) The Company may deliver multiple mandatory exercise notices pursuant to this Section 1(j), provided that each such notice independently satisfies the conditions set forth herein at the time of delivery.

(iv) Any mandatory exercise pursuant to this Section 1(j) shall at all times remain subject to the Maximum Percentage, the Exchange Cap, the Required Stockholder Approval and the rules and regulations of the applicable Trading Market. No mandatory exercise notice shall require the Holder to exercise this Warrant to the extent such exercise would result in a violation of any such limitation.

(v) If the Equity Conditions cease to be satisfied at any time after delivery of a mandatory exercise notice and prior to the Mandatory Exercise Date, then such notice shall be null and void unless waived by the Holder.

(k) Exchange Cap. Notwithstanding anything to the contrary contained herein or in any other Transaction Document, prior to receipt of the Required Stockholder Approval, the Company shall not issue, and the Holder shall not have the right to receive, any shares of Common Stock upon exercise of this Warrant to the extent that, after giving effect to such issuance, the aggregate number of shares of Common Stock issued pursuant to the Transaction Documents would exceed the Exchange Cap. Any purported issuance of shares of Common Stock in excess of the Exchange Cap prior to receipt of the Required Stockholder Approval shall be null and void ab initio. The limitations set forth in this Section 1(k) shall apply in addition to, and not in lieu of, the Maximum Percentage set forth in Section 1(g).

(l) Short Sales. Each Holder agrees it shall not maintain a net short position with respect to the Common Stock in excess of the number of shares of Common Stock then actually issued to such Holder or then issuable to such Holder upon conversion or exercise of securities held by such Holder.

(m) Company Optional Cash Exercise Price Reduction.

(i) Notwithstanding anything to the contrary contained herein, the Company may, in its sole discretion and without the consent of the Holder, reduce the cash exercise price payable upon exercise of this Warrant for all or any portion of the Warrant Shares then issuable hereunder by up to eighty percent (80%) of the then-applicable Exercise Price solely for purposes of inducing a cash exercise of this Warrant during a period specified by the Company in a written notice delivered to the Holder (the “Reduced Cash Exercise Price”). Any such notice shall specify the Reduced Cash Exercise Price, the number of Warrant Shares to which such Reduced Cash Exercise Price applies, and the period during which such Reduced Cash Exercise Price shall be available.

(ii) The Reduced Cash Exercise Price shall apply solely to cash exercises of this Warrant actually completed during the period specified by the Company in the applicable notice. The Holder shall not be entitled to use the Reduced Cash Exercise Price in connection with any Cashless Exercise, any calculation of Black Scholes Value, any calculation of Black Scholes Value - FT, any adjustment provision, any Fundamental Transaction provision, any mandatory exercise trigger, or any other calculation or economic right under this Warrant.

(iii) If the Holder does not exercise this Warrant for cash during the period specified by the Company in the applicable notice, then, following the expiration of such period, this Warrant shall remain outstanding in accordance with its terms at the Exercise Price otherwise then in effect without giving effect to the Reduced Cash Exercise Price.

(iv) For the avoidance of doubt, any Reduced Cash Exercise Price shall be used solely to calculate the Aggregate Exercise Price payable by the Holder for Warrant Shares purchased for cash during the applicable period and shall not be deemed to amend, reduce or otherwise modify the Exercise Price for any other purpose under this Warrant.

(v) Notwithstanding anything to the contrary herein, the Company shall not reduce the cash exercise price by more than 80% of the original exercise price, below the par value of the Common Stock, or to the extent such reduction or the issuance of Warrant Shares upon exercise at such Reduced Cash Exercise Price would violate the Securities Act, applicable state securities laws, the Exchange Cap, the Required Stockholder Approval provisions, the rules and regulations of the applicable Trading Market or any other applicable law.

2. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 2.

(a) Stock Dividends and Splits. Without limiting any provision of Section 4, if the Company, at any time on or after the date of the Securities Purchase Agreement, (i) pays a stock dividend on one or more classes of its then outstanding shares of Common Stock or otherwise makes a distribution on any class of capital stock that is payable in Common Stock, (ii) subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its then outstanding shares of Common Stock into a larger number of shares or (iii) combines (by combination, reverse stock split or otherwise) one or more classes of its then outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that an Exercise Price is calculated hereunder, then the calculation of such Exercise Price shall be adjusted appropriately to reflect such event.

(b) Reserved.

(c) Reserved.

(d) Reserved.

(e) Other Events. In the event that the Company shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect the Holder from dilution or if any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s board of directors shall in good faith determine and implement an appropriate adjustment in the Exercise Price and the number of Warrant Shares (if applicable) so as to protect the rights of the Holder, provided that no such adjustment pursuant to this Section 2(e) will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 2, provided further that if the Holder does not accept such adjustments as appropriately protecting its interests hereunder against such dilution, then the Company’s board of directors and the Holder shall agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding and whose fees and expenses shall be borne by the Company.

(f) No Adjustment for Reduced Cash Exercise Price. Any Reduced Cash Exercise Price made available by the Company pursuant to Section 1(m) shall not constitute an adjustment to the Exercise Price or the number of Warrant Shares issuable hereunder and shall not trigger any anti-dilution, reset, adjustment or similar provision of this Warrant or any other Transaction Document.

3. RIGHTS UPON DISTRIBUTION OF ASSETS. In addition to any adjustments pursuant to Section 2 above, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, indebtedness, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction, other than a distribution of Common Stock covered by Section 2(a)) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, provision shall be made so that upon exercise of this Warrant, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distributions would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (or the beneficial ownership of any such Common Stock as a result of such Distribution to such extent) and such Distribution to such extent shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage).

4. PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a)  Purchase Rights. In addition to any adjustments pursuant to Section 2 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage).

(b) Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Warrant and the other Transaction Documents related to this Warrant in accordance with the provisions of this Section 4(b) pursuant to written agreements in form and substance reasonably satisfactory to the Holder, including agreements confirming the obligations of the Successor Entity as set forth in this paragraph (b) and (c) and elsewhere in this Warrant and an obligation to deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, which is exercisable for a corresponding number of shares of capital stock equivalent to the Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction). Notwithstanding the foregoing, at the election of the Holder upon exercise of this Warrant following a Fundamental Transaction, the Successor Entity shall deliver to the Holder, in lieu of the Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 3 and 4(a) above, which shall continue to be receivable thereafter)) issuable upon the exercise of this Warrant prior to the applicable Fundamental Transaction, such shares of common stock (or its equivalent) of the Successor Entity (including its Parent Entity), or other securities, cash, assets or other property, which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Warrant been exercised immediately prior to the applicable Fundamental Transaction; provided, however, that such amount of reserved shares of Common Stock shall be limited by the Maximum Percentage of Common Stock as set forth in Section 1(g).

(c) Black Scholes Value – FT. Notwithstanding the foregoing and the provisions of Section 4(b) above, at the request of the Holder delivered at any time commencing on the earliest to occur of (i) the public disclosure of any Fundamental Transaction, (ii) the consummation of any Fundamental Transaction and (iii) the Holder first becoming aware of any Fundamental Transaction through the date that is ninety (90) days after the public disclosure of the consummation of such Fundamental Transaction, the Company or the Successor Entity, at the election of the Holder, shall purchase this Warrant from the Holder on the date of the consummation of such Fundamental Transaction by paying to the Holder cash in an amount equal to the Black Scholes Value – FT. For the avoidance of doubt, any Black Scholes Value - FT payable pursuant to this Section 4(c) shall be calculated without giving effect to any Reduced Cash Exercise Price.

(d) Application. The provisions of this Section 4 shall apply similarly and equally to successive Fundamental Transactions and shall be applied as if this Warrant (and any such subsequent warrants issued hereunder) were fully exercisable and without regard to any limitations on the exercise of this Warrant (provided that the Holder shall continue to be entitled to the benefit of the Maximum Percentage, applied however with respect to shares of capital stock registered under the 1934 Act and thereafter receivable upon exercise of this Warrant (or any such other warrant)).

5. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as any of the SPA Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the SPA Warrants, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the exercise of the SPA Warrants then outstanding.

6. WARRANT HOLDER NOT DEEMED A SHAREHOLDER. Except as otherwise specifically provided herein, the Holder, solely in its capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in its capacity as the Holder of this Warrant, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which it is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 6, the Company shall provide the Holder with copies of the same notices and other information given to the shareholders of the Company generally, contemporaneously with the giving thereof to the shareholders.

7.  REISSUANCE OF WARRANTS.

(a) Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be either (i) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (ii) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that the Holder or transferee of this Warrant, as the case may be, provide to the Company an opinion of counsel selected by the Holder and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred securities under the Securities Act.

(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, no warrants for fractional share of Common Stock shall be given.

(d) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(a) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

8.  NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with Section 10(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) as soon as practicable upon each adjustment of the Exercise Price and the number of Warrant Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment(s) and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities, indebtedness, or other property pro rata to holders of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information (to the extent it constitutes, or contains, material, non-public information regarding the Company shall be made known to the public prior to or in conjunction with such notice being provided to the Holder and (iii) at least ten (10) Trading Days prior to the consummation of any Fundamental Transaction. It is expressly understood and agreed that the time of execution specified by the Holder in each Exercise Notice shall be definitive and may not be disputed or challenged by the Company.

9. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant (other than Section 1(g)) may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder. The Holder shall be entitled, at its option, to the benefit of any amendment of any other similar warrant issued under the Securities Purchase Agreement. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

10. SEVERABILITY. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

11. GOVERNING LAW. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

12. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant. Terms used in this Warrant but defined in the other Transaction Documents shall have the meanings ascribed to such terms on the Closing Date (as defined in the Securities Purchase Agreement) in such other Transaction Documents unless otherwise consented to in writing by the Holder.

13. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price, the Closing Sale Price, the Closing Bid Price, the Bid Price or fair market value or the arithmetic calculation of the Warrant Shares (as the case may be), the Company or the Holder (as the case may be) shall submit the disputed determinations or arithmetic calculations (as the case may be) via facsimile (i) within two (2) Business Days after receipt of the applicable notice giving rise to such dispute to the Company or the Holder (as the case may be) or (ii) if no notice gave rise to such dispute, at any time after the Holder or the Company (as the case may be) learned of the circumstances giving rise to such dispute. If the Holder and the Company are unable to agree upon such determination or calculation (as the case may be) of the Exercise Price, the Closing Sale Price, the Closing Bid Price, the Bid Price or fair market value or the number of Warrant Shares (as the case may be) within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Company or the Holder (as the case may be), then the Company shall, within two (2) Business Days submit via facsimile (a) the disputed arithmetic calculation of the Warrant Shares, the disputed determination of the Exercise Price, the Closing Sale Price, the Closing Bid Price, the Bid Price or fair market value (as the case may be) to an independent, reputable investment bank selected by the Holder, with the consent of the Company (which may not be unreasonably withheld, conditioned or delayed), or (b) if acceptable to the Holder, the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant (as the case may be) to perform the determinations or calculations (as the case may be) and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives such disputed determinations or calculations (as the case may be). Such investment bank’s or accountant’s determination or calculation (as the case may be) shall be binding upon all parties absent demonstrable error. The fees and expenses of such investment bank or accountant shall be borne by the parties in the same proportion as the respective amounts by which the investment bank’s or accountant’s determination differs from such party’s calculation.

14. REMEDIES, CHARACTERIZATION, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, exercises and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Warrant (including, without limitation, compliance with Section 2 hereof). The issuance of shares as contemplated hereby upon the exercise of this Warrant shall be made without charge to the Holder or such shares for any issuance tax or other costs in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than the Holder or its agent on its behalf.

15. TRANSFER. Subject to compliance with the Securities Act, applicable state securities laws, Section 7(a) and the applicable provisions of the Securities Purchase Agreement, this Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company; provided that any transferee of this Warrant shall agree in writing to be bound by the terms and conditions of this Warrant, including, without limitation, the Maximum Percentage, the Exchange Cap, the mandatory exercise provisions of Section 1(j), and the no-short-sale and no-hedging covenant set forth in Section 1(l). Any purported transfer in violation of this Section 15 shall be null and void ab initio.

16. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Bid Price” means, for any security as of the particular time of determination, the bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg as of such time of determination, or if the foregoing does not apply, the bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg as of such time of determination, or, if no bid price is reported for such security by Bloomberg as of such time of determination, the average of the bid prices of all of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC) as of such time of determination. If the Bid Price cannot be calculated for a security as of the particular time of determination on any of the foregoing bases, the Bid Price of such security as of such time of determination shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 13. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(b)  “Black Scholes Value” means the Black Scholes value of an option for one share of Common Stock at the date of the applicable Cashless Exercise, as such Black Scholes value is determined, calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the Exercise Price (ii) a risk-free interest rate corresponding to the U.S. Treasury rate, (iii) a strike price equal to the Exercise Price in effect at the time of the applicable Cashless Exercise, without giving effect to any Reduced Cash Exercise Price, (iv) an expected volatility equal to 175%, and (v) a deemed remaining term of the Warrant of five (5) years (regardless of the actual remaining term of the Warrant).

(c)  “Black Scholes Value – Consideration” means the value of the applicable Option or Convertible Security (as the case may be) as of the date of issuance thereof calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the public announcement of the execution of definitive documents with respect to the issuance of such Option or Convertible Security (as the case may be), (ii) a strike price equal to the Exercise Price in effect on the date of the Holder’s request pursuant to Section 4(c), without giving effect to any Reduced Cash Exercise Price, and (iii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the date of issuance of such Option or Convertible Security (as the case may be).

(d) “Black Scholes Value – FT” means the value of the unexercised portion of this Warrant remaining on the date of the Holder’s request pursuant to Section 4(c), which value is calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the greater of (A) the highest Closing Sale Price of the Common Stock during the period beginning on the Trading Day immediately preceding the earliest to occur of (1) the public disclosure of the applicable Fundamental Transaction, (2) the consummation of the applicable Fundamental Transaction and (3) the date on which the Holder first became aware of the applicable Fundamental Transaction and ending on the Trading Day of the Holder’s request pursuant to Section 4(c) and (B) the sum of the price per share being offered in cash in the applicable Fundamental Transaction (if any) plus the value of the non-cash consideration being offered in the applicable Fundamental Transaction (if any), (ii) a strike price equal to the Exercise Price in effect on the date of the Holder’s request pursuant to Section 4(c), (iii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the greater of (A) the remaining term of this Warrant as of the date of the Holder’s request pursuant to Section 4(c) and (B) the remaining term of this Warrant as of the date of consummation of the applicable Fundamental Transaction or as of the date of the Holder’s request pursuant to Section 4(c) if such request is prior to the date of the consummation of the applicable Fundamental Transaction and (iv) an expected volatility equal to the greater of 175% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the earliest to occur of (A) the public disclosure of the applicable Fundamental Transaction, (B) the consummation of the applicable Fundamental Transaction and (C) the date on which the Holder first became aware of the applicable Fundamental Transaction.

(e)  “Bloomberg” means Bloomberg, L.P.

(f)  “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

(g)  “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and the last closing trade price, respectively, for such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the average of the bid prices, or the ask prices, respectively, of all of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price (as the case may be) of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 13. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(h)  “Common Stock” means the common stock, par value $0.0001 per share, of the Company and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other corporate reorganization or other similar event with respect to the Common Stock).

(i)  “Convertible Securities” means any capital stock or other security of the Company that is at any time and under any circumstances directly or indirectly convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any capital stock or other security of the Company (including, without limitation, Common Stock).

(j)  “Eligible Market” means a Trading Market.

(k)  “Expiration Date” means the date that is May 27, 2031, or, if such date falls on a day other than a Business Day or on which trading does not take place on the principal securities exchange or trading market where the Common Stock is listed (a “Holiday”), the next date that is not a Holiday.

(l) “Fundamental Transaction” means that (i) the Company shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Company is the surviving entity) any other Person unless the shareholders of the Company immediately prior to such consolidation or merger continue to hold more than 50% of the outstanding shares of Voting Stock after such consolidation or merger, or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets to any other Person, in connection with which the Company is dissolved, or (3) allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Company.

(m) “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(n) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(o) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(p) “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(q)  “Trading Day” means a day on which the principal Trading Market for the Common Stock is open for trading.

(r) “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(s) “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the principal Trading Market for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function. If VWAP cannot be calculated for such security on such date on the foregoing basis, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 13. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(t)  Reserved.

(u) “Effectiveness Date” means the first date on which a Registration Statement covering the resale of all Warrant Shares is declared effective by the Commission and is available for the resale of all Warrant Shares by the Holder.

(v) “Equity Conditions” means, with respect to any date of determination, that each of the following conditions is satisfied: (i) a Registration Statement covering the resale of all Warrant Shares issuable upon exercise of this Warrant is effective and available for the resale of such Warrant Shares, or such Warrant Shares are freely tradable by the Holder pursuant to Rule 144 without volume or manner-of-sale restrictions and without the requirement for current public information; (ii) the Common Stock is listed or quoted on a Trading Market and the Company is in compliance in all material respects with the continued listing requirements of such Trading Market; (iii) the Company has not failed to timely deliver any shares of Common Stock required to be delivered pursuant to any Transaction Document; (iv) the issuance of the applicable Warrant Shares would not violate the Exchange Cap, the Maximum Percentage or the rules and regulations of the applicable Trading Market; (v) the Company has a sufficient number of authorized and unreserved shares of Common Stock available to issue the applicable Warrant Shares; and (vi) no public announcement of a pending, proposed or intended Fundamental Transaction or similar transaction has occurred and remains pending.

(w) “Exchange Cap” means, prior to receipt of the Required Stockholder Approval, 19.99% of the shares of Common Stock or voting power outstanding immediately prior to the execution of the Securities Purchase Agreement, calculated in accordance with the rules and regulations of the applicable Trading Market, including Nasdaq Listing Rule 5635(d), and subject to appropriate adjustment for any stock split, stock dividend, stock combination, recapitalization or similar event occurring after the date of the Securities Purchase Agreement.

(x) “Mandatory Exercise Date” means the date specified by the Company in a mandatory exercise notice delivered pursuant to Section 1(j), which date shall be no earlier than the fifth (5th) Trading Day and no later than the tenth (10th) Trading Day following delivery of such notice.

(y) “Reduced Cash Exercise Price” shall have the meaning set forth in Section 1(m).

(z) “Registration Statement” has the meaning set forth in the Registration Rights Agreement.

(aa) “Required Stockholder Approval” has the meaning set forth in the Securities Purchase Agreement.

(bb) “Rule 144” means Rule 144 promulgated by the Commission under the Securities Act.

(cc) “Short Sales” includes all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act.

(dd) “Trading Market” has the meaning set forth in the Securities Purchase Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

WELLGISTICS HEALTH, INC.

By:
Name:
Title:

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS WARRANT TO PURCHASE COMMON STOCK

WELLGISTICS HEALTH, INC.

The undersigned holder hereby exercises the right to purchase ________shares of the Common Stock (“Warrant Shares”) of Wellgistics Health, Inc., a Delaware corporation (the “Company”), evidenced by Warrant to Purchase Common Stock No. (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

______________	a “Cash Exercise” with respect to ______________ Warrant Shares; and/or

______________	a “Cashless Exercise” with respect to ______________ Warrant Shares.

In the event that the Holder has elected a Cashless Exercise with respect to some or all of the Warrant Shares, the Holder represents and warrants that _________________ shares of Common Stock are to be delivered pursuant to such Cashless Exercise.

2 . Payment of Exercise Price. In the event that the Holder has elected a Cash Exercise with respect to some or all of the Warrant Shares, the Holder shall pay the Aggregate Exercise Price in the sum of $______ to the Company in accordance with the terms of the Warrant.

3.  Delivery of Warrant Shares and Net Number of Common Stock. The Company shall deliver to Holder, or its designee or agent as specified below, _____________ shares of Common Stock in respect of the exercise contemplated hereby. Delivery shall be made to Holder, or for its benefit, to the following address:

_______________________________

_______________________________

_______________________________

Date: __________________,____

Name of Registered Holder

By:
Name:
Title:

Account Number: _______________________ (if electronic book entry transfer) Transaction Code Number:

Transaction Code Number: _______________________ (if electronic book entry transfer)

EXHIBIT B

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs _________ to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated ____________, 20__, from the Company and acknowledged and agreed to by ____________.

WELLGISTICS HEALTH, INC.

By:
Name:
Title: